Exhibit 99.1

LIMITED LIABILITY PARTNERSHIP

EXECUTION COPY

DATED AS OF NOVEMBER 25, 2003
AND

ARCH REINSURANCE LTD.

As Obligor

and

BARCLAYS BANK PLC

as Lender

LETTER OF CREDIT
AND
REIMBURSEMENT AGREEMENT

CONTENTS

Clause

1.	Definitions And Interpretation

2.	Terms Of The Letter Of Credit Facility

3.	Conditions Of Issuance Of Letters Of Credit

4.	Representations And Warranties

5.	Covenants

6.	Events Of Default And Remedies

7.	Miscellaneous

LETTER OF CREDIT
AND REIMBURSEMENT AGREEMENT

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT dated as of November 25, 2003 (as further amended and supplemented from time to time, this “Agreement”) by and among Arch Reinsurance Ltd. (the “Obligor”) and Barclays Bank PLC (the “Lender”).

1.                                       DEFINITIONS AND INTERPRETATION

1.1                                 Definitions

Unless the context clearly otherwise requires, the following terms shall have the following respective meanings:

“Adjusted Collateral Value” means, with respect to the Obligor and at any date of determination, an amount equal to the sum of (A) (i) to the extent that such Investments are comprised solely of U.S. Government Securities, 90% of the market value of Investments in the Custodial Account established in the name of the Obligor, or (ii) to the extent that such Investments are not comprised solely of U.S. Government Securities, 86.96% of the market value of Investments in the Custodial Account established in the name of the Obligor, and (B) 100% of the amount of cash deposits in the Custodial Account established in the name of the Obligor.  The Investments shall be “marked to market” by the Custodian on a daily basis but the Custodian shall provide only monthly reporting.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (i) any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Applicable Insurance Regulatory Authority” means the insurance department or similar administrative authority or agency that has the principal regulatory jurisdiction over the Obligor.

“Beneficiary” means any Person designated a beneficiary of a Letter of Credit issued pursuant to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in London and Bermuda are authorized or required to close.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease.  For purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Closing” means the delivery of the executed Fundamental Documents by the parties thereto on the Closing Date.

“Closing Date” means the date on which all of the conditions set forth in Clause 3.1 shall have been satisfied or waived by the Lender.

“Collateral” has the definition set forth in Clause 2.8 (Collateral Security).

“Constituent Documents” means, with respect to any Corporation, such Corporation’s certificate of incorporation, memorandum of association or other similar document concerning the formation, organization and existence of such Corporation required under the laws of the jurisdiction of organization of such Corporation, and such Corporation’s by-laws or other similar document required under the laws of such jurisdiction of organization.

“Corporation” includes companies, associations, corporations, partnerships, limited liability companies and other legal entities of all kinds.

“Custodial Account” shall have the meaning set forth in the Security Agreement executed and delivered by the Obligor.

“Custodian” shall have the meaning set forth in the Custodian Agreement.

“Custodian Agreement” means the Custody Agreement dated on or about the Closing Date between Fleet National Bank, as Custodian, and the Obligor, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Default” means any event or condition specified in Clause 6.1, which, upon the giving of notice, the lapse of time, or the happening of any further condition, would become an Event of Default.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than United States Dollars, at any date of determination thereof, the amount of United States Dollars obtained by converting such currency involved in such computation into United States Dollars at the spot rate for the purchase of United States Dollars with the applicable currency as published in the Financial Times (or any successor thereto) on the date of such determination.

“Event of Default” has the definition set forth in Clause 6.1.

“Facility” means the Letters of Credit that the Lender is willing to issue under this Agreement as determined in its sole and absolute discretion in an amount (including all Letter of Credit Obligations and Reimbursement Obligations for the Obligor) not to exceed at the time of issuance of any Letter of Credit $50,000,000 (United States Dollars or the foreign currency Dollar Equivalent of any of the following G7 nations: Canada, the European Union, and United Kingdom) in the aggregate.

“Facility Termination Date” means December 31, 2008.

“Federal Funds Rate” means, for any period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to the Lender on such Business Day on such transactions as determined by the Lender.

“Fundamental Documents” means and includes each of the following for the time being in force:

(a)                                  this Agreement;

(b)                                 the Letters of Credit;

(c)                                  the Security Agreement;

(d)                                 the Custodian Agreement; and

(e)                                  any other Security Documents.

“GAAP” shall mean U.S. generally accepted accounting principles in effect from time to time.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) Guarantees by such Person of Indebtedness of others; (g) Rate Hedging Obligations of such Person; and (h) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP or SAP, as applicable, would be shown as a liability on the consolidated balance sheet of such Person.

“Interest Rate” means the rate of interest per annum equal to two percentage points (2%) above the LIBOR from time to time in effect, not to exceed the maximum rate of interest permitted by applicable law.

“Investment” means (i) U.S. Government Securities and (ii) debt securities of corporate issuers which (x) are denominated in United States Dollars, (y) in the aggregate have an average weighted minimum rating of not less than AA- by S&P and Aa3 by Moody’s and (z) individually have a minimum rating of not less than BBB by S&P and Baa2 by Moody’s, provided, however, that, for purposes of the foregoing (ii) and no more than 10% of the aggregate Investments maintained in the Custodial Account established in the name of the Obligor may consist of debt securities of corporate issuers with a rating of A or lower by S&P and Aa3 by Moody’s.

“ISP” means the International Standby Practices (ISP 1998), International Chamber of Commerce Publication No. 590.

“Lender” means Barclays Bank PLC.

“Letter(s) of Credit” means the irrevocable standby letters of credit issued for the benefit of Lloyds of London or its affiliates under this Agreement having an expiry date five years from the date of issue.

“Letter of Credit Obligations” means, as at any date of determination thereof, on an aggregate basis for all Letters of Credit issued at the request of the Obligor, the maximum amount that could be drawn by the Beneficiaries of such Letters of Credit (assuming, notwithstanding any provision of a Letter of Credit to the contrary, that such Beneficiary was then entitled to draw the full amount remaining available thereunder) but which has not been drawn as of that date (for purposes of any Letters of Credit denominated in the currency of Canada, the European Union, or the United Kingdom, the maximum amount that could be drawn by the Beneficiaries of such Letters of Credit shall be deemed to be the Dollar Equivalent of such amount as of such date).

“LIBOR” means,

(a)                                  the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the applicable currency) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading Banks in the London interbank market, as of the relevant time on the quotation date in accordance with market practice for the offering of deposits in such currency and for the specified period.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Moody’s” means Moody’s Investor Service, Inc. or any successor thereto.

“Net Worth” means the excess of total assets over total liabilities of any Person which shall be determined on a consolidated basis in accordance with GAAP.

“Obligor” means Arch Reinsurance Ltd, a Bermuda company.

“Parent” means Arch Capital Group Ltd., a Bermuda company.

“Person” means and includes an individual, a partnership, trust, estate, corporation, company, unincorporated organization, limited liability company and a government or any agency, instrumentality or political subdivision thereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Rate Hedging Obligations” means, for any Person, any and all net obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, or any similar derivative transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Reference Banks” means the principal London office of Barclays Bank PLC or such other banks as may be appointed by the Lender.

“Reimbursement Obligations” means all obligations of the Obligor pursuant to Clause 2.2 to reimburse the Lender for payments made by the Lender upon any drawings under any Letter of Credit issued at the request of the Obligor and to pay to the Lender all other amounts that are payable by the Obligor to the Lender pursuant to this Agreement and the other Fundamental Documents.  For purposes of drawings under any Letters of Credit denominated in the currency of Canada, the European Union or the United Kingdom, the amount of such drawing shall be deemed to be the Dollar Equivalent of such amount as of the date of repayment of such drawing, provided, however, that, solely for the purpose of determining the Obligor’s compliance with the requirements of Clause 5.1.3 hereof and clause 1 of the Security Agreement on any given date, the amount of any such unreimbursed drawing shall be deemed to be the Dollar Equivalent of such amount as of such date.

“SAP” means the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority, applied on a basis consistent with those that are to be used in making the calculations for purposes of determining compliance with this Agreement.

“SAP Financial Statements” means the financial statements of the Obligor which have been submitted or are required to be submitted to the Applicable Insurance Regulatory Authority.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc. or any successor thereto.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the relevant currency period, displayed on the appropriate page of the Telerate screen.  If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate.

“Security Agreement” means the Security Agreement dated on or about the date hereof, substantially in the form of Exhibit B hereto, between the Lender and the Obligor, as the same may be amended, supplemented, restated or otherwise modified from time to time securing its obligations under this Agreement and the Letters of Credit.

“Security Documents” means, collectively, the Security Agreement and each other instrument or agreement that secures or guarantees the Reimbursement Obligations.

“Tax” means any present or future tax, rate, duty, impost, governmental charge or levy, including, without limitation thereto, any corporation, income (other than any taxes imposed on or measured by the gross income or profits of the Lender), value added, capital gains, sales, transfer, use, excise, occupation, franchise, property, stamp or other tax or duty and any license, registration and recording fee and all penalties, fines, interest imposed, assessed or otherwise payable in respect of any of the foregoing and all deductions or withholdings required to be made in respect of any of the foregoing levied, assessed, charged or required by any government or taxing authority in any country.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States, or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.  In no event shall U.S. Government Securities include any security providing for the payment of interest only.

1.2                                 Interpretation.

1.2.1                        The terms “hereof,” “hereunder” and “herein” refer to this Agreement as a whole.

1.2.2                        References by number to Clauses, Schedules and Exhibits refer to the Clauses, Schedules and Exhibits of this Agreement unless otherwise stated.

1.2.3                        The singular form of any word also refers to the plural form of such word, and vice versa, and any word of any particular gender includes the correlative words of the other genders.

1.2.4                        Any references in this Agreement to one or more items preceded by the word “including” shall not be deemed limited to the stated items but shall be deemed without limitation.

2.                                       TERMS OF THE LETTER OF CREDIT FACILITY

2.1                                 The Letters of Credit

2.1.1                        On the terms and subject to the further conditions hereinafter set forth and upon satisfaction of the conditions set forth in Clause 3, the Lender hereby agrees to issue on and after the Closing Date Letters of Credit, each dated the date of its issuance, substantially in the form of Exhibit A hereto and in the aggregate issued at any one time in a face amount not to exceed $50,000,000 (United States Dollars) and so long as (after giving effect to the issuance of the requested Letter of Credit) the Adjusted Collateral Value for the Obligor is not less than the sum of all amounts then outstanding with respect to the Letter of Credit Obligations and Reimbursement Obligations for the Obligor, as more specifically set forth below in sub-clause 2.1.2.  So long as any Letter of Credit is outstanding and has not expired, this Agreement shall continue to be in full force and effect with respect to such Letter of Credit, provided, however, that no Letter of Credit shall be renewed, nor shall any Letter of Credit be issued, on or after the Facility Termination Date.

2.1.2                        The Obligor may, from time to time, request that the Lender issue Letters of Credit during the period from the date hereof to but not including the Facility Termination Date in an aggregate face amount (together with the Letter of Credit Obligations and Reimbursement Obligations for the Obligor) at any time issued up to but not exceeding the Facility; provided however, (i) the aggregate amount of Letter of Credit Obligations and Reimbursement Obligations for the Obligor at any time issued shall not exceed the Adjusted Collateral Value for the Obligor and (ii) the aggregate face amount of all Letters of Credit issued under this Agreement, at the time of issuance of any Letter of Credit, shall not exceed $50,000,000 (United States Dollars).  The Obligor shall make such request by executing and delivering to the Lender the Lender’s then standard form standby letter of credit application and related documentation (in hardcopy and/or electronic format acceptable to the Lender).  The current standard form standby letter of credit application is attached as Exhibit C hereto.  If there shall exist any inconsistency between the terms of this Agreement (and the Security Documents) and any such documentation relating to a Letter of Credit issued under this sub-clause 2.1.2, the terms of this Agreement (and the Security Documents) shall control.

2.2                                 Reimbursement; Lender’s Responsibility

2.2.1                        The Lender shall notify the Obligor of a drawing under any Letter of Credit issued at the request of the Obligor on or prior to the date of payment of such drawing by contacting the Obligor telephonically.  Reimbursement by the Obligor of the amount of each such drawing is due and payable in full (i) on the same day that the Lender honours such drawing, if the foregoing notice is received before 1:00 p.m. (London time) on the date of such drawing or (ii) on the Business Day immediately following the date of such drawing, if the foregoing notice is received after 1:00 p.m. (London time) on the date of such drawing, and the Obligor absolutely and unconditionally agrees to pay or cause to be paid to the Lender, on such date, without demand, the amount of any drawing under a Letter of Credit issued at the request of the Obligor.

2.2.2                        The Obligor, absolutely and unconditionally, agrees to pay, or cause to be paid, to the Lender, on demand, interest at the Interest Rate on any amount (including on overdue interest to the extent permitted by law) due by the Obligor hereunder that is not paid when due, for each day such amount is unpaid.

2.3                                 Obligations of Lender

Whenever the Lender receives a demand for payment under a Letter of Credit, it will promptly examine the demand to determine whether or not it is in conformity with such Letter of Credit under which it is presented.

2.4                                 Unconditional Obligations of the Obligor

The Obligor agrees with the Lender that the following provisions shall apply with respect to each Letter of Credit issued:

2.4.1                        Except as otherwise expressly stated in any Letter of Credit, but without limiting any provision of this Agreement or any Letter of Credit, there may be accepted or honoured as complying with such Letter of Credit any documents of any character that comply with the provisions and interpretations contained in the ISP.

2.4.2                        Neither the Lender nor any of its correspondents or agents shall be responsible for: (i) the truth or accuracy of any statement contained in any document received under the Letters of Credit; (ii) the validity, sufficiency or genuineness of any such document believed by the Lender in good faith and in the exercise of ordinary care to be valid, even if wholly fraudulent or forged; (iii) any breach of contract between the Obligor or any other Person and the beneficiary of any Letter of Credit; (iv) interruptions or delays in the transmission or delivery of messages, by mail, courier service or electronic means, whether in cipher or not; (v) any errors or omissions in the translation of any document; (vi) failure or delay in giving any notice or in complying with any other formality; (vii) delay in arrival or failure to arrive of any property or required instrument or document; (viii) failure of any document to bear adequate reference to a Letter of Credit, or failure of any Person to note the amount of any payment on the reverse side of a Letter of Credit or to surrender or to take up a Letter of Credit or to send forward documents as required by the terms of a Letter of Credit, each of which provisions, if contained in a Letter of Credit itself, it is agreed may be waived by the Lender; (ix) the fact that any instructions, oral or written, given to the Lender purporting to have been given by or on behalf of the Obligor and believed by the Lender in good faith and in the exercise of ordinary care to be valid which pertain to the issuance of any Letter of Credit, any extension, increase or other modification of any Letter of Credit or other action to be taken or omitted with reference thereto, were wholly or partly insufficient, erroneous, unauthorized or fraudulent; or (x) any other act or omission as to which banks are relieved from responsibility under the terms of the ISP, provided that none of the contingencies referred to in subparagraphs (i) through (x) of sub-clause 2.4.2 is attributable to the gross negligence or wilful misconduct of the Lender or any of its correspondents or agents.

2.4.3                        The Obligor will, without expense to the Lender, procure or cause to be procured promptly all necessary licenses which are required with respect to the transaction(s) which is/are the subject of any Letter of Credit issued for the Obligor or to which any such Letter of Credit relates, will comply with or cause to be complied with all applicable governmental regulations in regard thereto, and will furnish or cause to be furnished to the Lender such documents and certificates in respect thereof as the Lender may reasonably require.

2.4.4                        The Obligor hereby agrees to indemnify and hold harmless the Lender from and against all liability, loss or expense (including reasonable legal fees, court costs and other expenses which the Lender may incur in enforcing its rights hereunder) incurred as a consequence of (i) any failure on the part of the Obligor duly to perform its agreements contained in this Clause 2.4, (ii) any action taken or omitted by the Lender or any of its correspondents in relation to any Letter of Credit issued at the request of or on behalf of the Obligor, or (iii) any claims asserted by any party to any transaction in connection with which such Letters of Credit are issued, except such liability, loss or expense, if any, as is incurred as a result of the gross negligence or wilful misconduct on the part of the Lender or of any of its correspondents.

2.5                                 Regulatory Requirements; Additional Costs

The Obligor shall pay to the Lender from time to time upon demand such amounts as the Lender determines in its sole discretion is necessary to compensate the Lender for any costs attributable to the Lender’s issuing or having outstanding, or the Lender’s participation in, or the Lender’s making payment under, any Letter of Credit issued at the request of the Obligor resulting from the application of any domestic or foreign law or regulation or the interpretation or administration thereof applicable to the Lender regarding any reserve, assessment, capitalization (including the cost of maintaining capital sufficient to permit issuance of the Letters of Credit, provided the cost attributed to the Letters of Credit is determined in good faith by any reasonable method) or similar requirement whether existing at the time of issuance of any such Letter of Credit or adopted thereafter, including, without limitation, any reduction in amounts receivable hereunder as a result of any change in applicable law, treaty, regulation, policy or directive, or the imposition of any Tax or increase in any existing Tax, applicable to the transactions contemplated hereunder or the commitment of the Lender hereunder.

2.6                                 Fees

The Obligor agrees to pay to the Lender the following fees with respect to Letters of Credit issued at the request of the Obligor:

(a)                                  a Letter of Credit renewal fee payable annually in arrears (and calculated based upon a 360-day year and actual days elapsed) on the annual anniversary of the Closing Date in an amount equal to .05% per annum of the amount of the Facility;

(b)                                 a Letter of Credit issuance fee payable quarterly in arrears (and calculated based upon a 360-day and actual days elapsed) on the last Business Day of each March, June, September and December with respect to each Letter of Credit in an amount equal to .65% per annum of the maximum face amount of such Letter of Credit outstanding during such quarter;

(c)                                  a Letter of Credit unused fee payable quarterly in arrears (and calculated based upon a 360-day year and actual days elapsed) on the last Business Day of each March, June, September and December, commencing on December 31, 2003 equal to .15% per annum of an amount equal to $50,000,000 minus the total Letter of Credit Obligations from time to time outstanding;

(d)                                 a Letter of Credit upfront fee to be paid to the Lender, prior to or on the Closing Date equal to .075% of the Facility; and

(e)                                  all other charges, costs and fees customarily imposed by the Lender in connection with the issuance of letters of credit.

2.7                                 Payments and Computations

2.7.1                        All payments to be made by or on behalf of the Obligor under this Agreement shall be made to the Lender, not later than 3:00 p.m. London time, on the date when due, in immediately available funds by federal funds wire to the Lender in the applicable currency at:

if United States dollars:

Correspondent Bank: Barclays Bank PLC, New York

ABA No.: 026 002 574

SWIFT Code: BARC US33

For Beneficiary Bank: Barclays Bank PLC, 54 Lombard Street, London

Sort Code: 20-00-00

SWIFT Code: BARC GB22

Beneficiary: Arch Reinsurance Ltd.

Account Number: 84560255

if Canadian dollars:

Correspondent Bank: Canadian Imperial Bank of Commerce, Toronto

SWIFT Code: CIBCCATT

For Beneficiary Bank: Barclays Bank PLC, 54 Lombard Street, London

Sort Code: 20-00-00

SWIFT Code: BARC GB22

Beneficiary: Arch Reinsurance Ltd.

Account Number: 75287566

if euro:

Beneficiary Bank: Barclays Bank PLC, 54 Lombard Street, London

Sort Code: 20-00-00

SWIFT Code: BARC GB22

Beneficiary: Arch Reinsurance Ltd.

Account Number: 88196666

if pounds sterling:

Beneficiary Bank: Barclays Bank PLC, 54 Lombard Street, London

Sort Code 20-00-00

SWIFT Code: BARC GB22

Beneficiary: Arch Reinsurance Ltd.

Account Number: 60950777

or to such other address or account, or to the attention of such other Person as the Lender shall notify the Obligor.

All payments by the Obligor under this Agreement shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes (other than any taxes imposed on or measured by the gross income or profits of the Lender), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless the Obligor is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Obligor with respect to any amount payable by it hereunder, it will pay to the Lender, on the date on which such amount becomes due and payable hereunder and in United States Dollars, such additional amount as shall be necessary to enable the Lender to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Obligor.  If, at any time, the Lender, or any permitted assignee of the Lender hereunder (an “Assignee”), is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof, the Lender or the Assignee shall deliver to the Obligor, through the Lender, on the date it becomes a party to this Agreement, and at such other times as may be necessary in the determination of the Obligor in its reasonable discretion, such certificates, documents or other evidence, properly completed and duly executed by the Lender or the Assignee (including, without limitation, Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service) to establish that the Lender or the Assignee is not subject to deduction or withholding of United States Federal Income Tax under Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to the Lender or the Assignee of principal, interest, fees or other amounts payable hereunder.  The Obligor shall not be required to pay any additional amount to the Lender or any Assignee under this sub-clause 2.7.1 if the Lender or such Assignee shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if the Lender or any Assignee shall have satisfied such requirements on the date it became a party to this Agreement, nothing in this sub-clause 2.7.1 shall relieve the Obligor of its obligation to pay any additional amounts pursuant to this sub-clause 2.7.1 in the event that, as a result of any change in applicable law, the Lender or such Assignee is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that the Lender or the Assignee is not subject to withholding as described in the immediately preceding sentence.

2.7.2                        All payments made by or on behalf of the Obligor hereunder shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest) by the Obligor, then to accrued interest with respect to the Reimbursement Obligations of the Obligor, and the balance on account of outstanding principal with respect to the Reimbursement Obligations of the Obligor; provided, however, that upon the occurrence and during the continuation of an Event of Default, payments will be applied to the obligations of the Obligor to the Lender as the Lender determines in its sole discretion.

2.7.3                        All payments which shall be due hereunder on a day that is not a Business Day shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

2.7.4                        Computations of interest hereunder and computations of fees stated to be on an annual basis shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day).

2.8                                 Collateral Security

All of the obligations of the Obligor to the Lender under this Agreement and the other Fundamental Documents shall be secured by a security interest and pledge granted by the Obligor, as security for the Obligor’s obligations under this Agreement and the Letters of Credit issued at the request of the Obligor, in favour of the Lender, in the securities and other collateral described in the Security Agreement (together with all property or interests therein and all income therefrom and proceeds thereof, collectively, the “Collateral”).

3.                                       CONDITIONS OF ISSUANCE OF LETTERS OF CREDIT

3.1                                 Conditions Precedent to Closing and Issuance of Initial Letters of Credit.

The obligations of the Lender (in its sole and absolute discretion) to issue any Letter of Credit under this Agreement on or after the Closing Date are subject to the satisfaction, prior to or concurrently with the issuance of any such Letter of Credit, of the following conditions precedent:

3.1.1                        Fundamental Documents:  The Obligor shall have executed and delivered to the Lender each Fundamental Document required hereunder, which shall be in full force and effect.

3.1.2                        Proof of Corporate Action:.  The Lender shall have received a certificate of the Secretary or an Assistant Secretary, or the equivalent thereof, of the Obligor, dated the date hereof, setting forth resolutions of the Board of Directors, or the equivalent thereof, of the Obligor approving the transactions contemplated by this Agreement and the other Fundamental Documents and authorizing the execution, delivery and performance by such Person of this Agreement and the other Fundamental Documents to which such Person is a party, which certificates shall state that such resolutions are in full force and effect without amendment.

3.1.3                        Incumbency Certificates:. The Lender shall have received a certificate of the Secretary or Assistant Secretary, or the equivalent thereof, of the Obligor, dated the date hereof, setting forth the names and containing a specimen signature of each officer and director of such Person authorized to sign this Agreement and the other Fundamental Documents to which such Person is a party and to give notices and to take other action on behalf of the Obligor hereunder and in relation to the Collateral.

3.1.4                        Bermuda Requirements:  The Lender shall have received a certificate of compliance issued by the Bermuda Regulatory Authority (Registrar of Companies and the Bermuda Monetary Authority) for each of the Parent and the Obligor, in form and substance satisfactory to the Lender.

3.1.5                        Legal Opinions: The Lender shall have received signed legal opinion of counsel for the Obligor in form and substance satisfactory to the Lender, which opinion shall be addressed to and allow reliance thereon by the Lender and its respective successors and permitted assigns.

3.1.6                        Proceedings and Documents:  All corporate and other proceedings and all other matters in connection with the transactions contemplated by this Agreement (including, without limitation, all regulatory and third party approvals), the other Fundamental Documents and all other documents incidental hereto and thereto, including all opinions of counsel, shall be reasonably satisfactory in form and substance to the Lender.

3.1.7                        Financial Information:  The Lender is satisfied that the financial date and other information furnished to the Lender by the Obligor is accurate and complete and fairly presents the financial position and the results of operations for the period indicated therein.

3.1.8                        Litigation:  The Lender is satisfied that there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or threatened against the Parent or Obligor, that are reasonably likely (either individually or in the aggregate) to have a material adverse effect on the condition, financial or otherwise of the Parent or the Obligor or are reasonably likely to materially impair or prevent the consummation of the transactions completed in this Agreement.

3.1.9                        Regulations and Policies:  There has been no material changes in governmental regulation or policy affecting the Lender in respect of this Agreement or the Obligor.

3.1.10                  Consents and Approvals:  The Obligor and the Lender have obtained all necessary consents and approvals.

3.1.11                  Collateral Requirements:  The Lender is satisfied with the Custodian Agreement, Security Agreement, subordination of custodian liens and any other relevant documentation required in respect of collateral requirements.

3.2                                 Additional Conditions Precedent to the Issuance of Letters of Credit

The obligations of the Lender to issue any Letter of Credit under this Agreement on or after the Closing Date (including pursuant to sub-clause 2.1.1) are subject to the further conditions precedent that, both immediately prior to the issuance of such Letter of Credit and also after giving effect thereto:

3.2.1                        no Default shall have occurred and be continuing;

3.2.2                        the representations and warranties made by the Obligor in this Agreement and each of the Fundamental Documents shall be true and complete on and as of the date of the issuance of such Letter of Credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

3.2.3                        there has been no material adverse change in the financial condition, operations, properties, business or prospects of the Parent or the Obligor since the date of this Agreement;

3.2.4                        the Lender shall have received a request for a Letter of Credit as provided in Clause 2.1.2;

3.2.5                        the Lender shall have received evidence satisfactory to it (i) that the Adjusted Collateral Value of the Obligor requesting the issuance of the Letter of Credit is not less than the sum of all amounts then outstanding with respect to Letter of Credit Obligations and Reimbursement Obligations of the Obligor, taking into account the amount of the requested Letter of Credit, (ii) that each of the Investments utilized in the calculation of the Obligor’s Adjusted Collateral Value has been deposited into the Custodial Account maintained by the Obligor, and (iii) that the aggregate face amount of all Letters of Credit issued under this Agreement (taking into account the requested Letter of Credit) does not exceed $50,000,000 (United States Dollars); and

3.2.6                        the Net Worth of the Parent shall be no less than $750,000,000.

Each request for a Letter of Credit by the Obligor hereunder shall constitute a certification by the Obligor to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Obligor otherwise notifies the Lender prior to the date of such Letter of Credit issuance, as of the date of such issuance).

4.                                       REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to issue the Letters of Credit, the Obligor for itself hereby represents and warrants that:

4.1                                 Corporate Existence and Power

The Obligor (a) is a company or corporation duly organized, validly existing without limitation of its corporate existence and in good standing under the laws of its jurisdiction of organization and (b) has adequate power and authority and legal right to own or hold under lease the properties it purports to own or to hold under lease and to carry on the business in which it is engaged or presently proposes to engage.  The Obligor has adequate power and authority to enter into this Agreement and each of the other Fundamental Documents to which it is a party, to borrow hereunder, to create the Collateral for the Reimbursement Obligations contemplated by this Agreement and the Security Documents and to perform its obligations under this Agreement and each of the other Fundamental Documents to which it is or is to become a party as contemplated by this Agreement.

4.2                                 Authority

The execution and delivery by the Obligor of this Agreement and each other Fundamental Document to which it is or is to become a party as contemplated hereby, the obtaining of Letters of Credit hereunder, the pledging of the Collateral for the Reimbursement Obligations contemplated by this Agreement and the Security Documents and the performance by the Obligor of its obligations in respect of this Agreement and the other Fundamental Documents in accordance with their respective terms, have been duly authorized by all necessary corporate action on the part of the Obligor and do not and will not (a) contravene any provision of the Constituent Documents of the Obligor, (b) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or, except as contemplated by this Agreement, result in the creation or imposition of any Lien pursuant to the terms of any, mortgage, indenture, deed of trust, security agreement, pledge agreement, charge or other instrument to which the Obligor or any of its respective property is bound, (c) violate any law, governmental rule, regulation, order or decree of any court or administrative agency or governmental officer applicable to and binding upon the Obligor, (d) require any waiver, consent or other action by any governmental or regulatory authority or by any trustee or holder of any Indebtedness or obligations of the Obligor or (e) require the approval of the shareholders of the Obligor.

4.3                                 Binding Effect of Agreement and Other Fundamental Documents

4.3.1                        This Agreement has been duly executed and delivered by the Obligor and the agreements contained herein constitute, and the agreements contained in each other Fundamental Document to which the Obligor is or is to become a party will, when each such other Fundamental Document is executed and delivered, constitute valid and legally binding obligations for the Obligor enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3.2                        Each Security Document executed and delivered on or after the date hereof will effectively create the Liens purported to be created thereby and such liens will be first-priority liens on the Collateral covered thereby, subject to no other liens (except Liens in favour of the Custodian).

4.4                                 Financial Information

The Parent and the Obligor have heretofore furnished to the Lender accurate and complete financial data and other information based on its operations in previous years, and said financial data furnished to the Lender is accurate and complete and fairly presents the financial position and the results of operations for the period indicated therein.

4.5                                 Material Adverse Change; No Default

There has been no material adverse change in the condition, financial or otherwise, of the Parent or the Obligor since the date of the most recent financial statement and no Default or Event of Default exists with respect to the Obligor.

4.6                                 Litigation

There are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Obligor) threatened against the Parent or the Obligor that are reasonably likely (either individually or in the aggregate) to have a material adverse effect on the condition, financial or otherwise, of the Parent or the Obligor.

4.7                                 Compliance with Laws and Agreements

The Obligor is in compliance with laws, regulations and orders of any governmental agency or authority applicable to it or its Properties and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on its condition, financial or otherwise.

5.                                       COVENANTS

5.1                                 Affirmative Covenants

The Obligor covenants and agrees that so long as any Letter of Credit is outstanding:

5.1.1                        Maintenance of Corporate Existence: The Obligor shall maintain its corporate existence.

5.1.2                        Reporting Requirements:  The Obligor shall furnish to the Lender:

(a)                                  Annual GAAP Financial Statements:  Within one hundred twenty (120) days following the end of the Parent’s and the Obligor’s fiscal year (or, if a registered company, such earlier date as the Parent’s and the Obligor’s Form 10-K is filed with the Securities and Exchange Commission) copies of:

(i)                                     the consolidated and consolidating balance sheet of the Parent as at the close of such fiscal year, and

(ii)                                  the consolidated and consolidating statements of income, changes in surplus and cash flows of the Parent for such fiscal year,

in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with GAAP, all in reasonable detail and accompanied by an opinion thereon of PriceWaterhouseCoopers or other firm of independent public accountants of recognized national standing selected by the Parent and reasonably acceptable to the Lender, to the effect that the financial statements have been prepared in accordance with GAAP (except for changes in application in which such accountants concur) and present fairly in all material respects in accordance with GAAP the financial condition of the Parent as of the end of such fiscal year and the results of operations of the Parent for the fiscal year then ended and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary under the circumstances.

(b)                                 Quarterly GAAP Financial Statements:  As soon as available, and in any event within sixty (60) days after the end of each quarterly fiscal period of the Parent and the Obligor (other than the fourth fiscal quarter of any fiscal year), copies of:

(i)                                     the balance sheet of the Parent and the Obligor as at the end of such fiscal quarter, and

(ii)                                  the statements of income, changes in surplus and cash flows of the Parent and the Obligor for such fiscal quarter and the portion of such fiscal year ended with such fiscal quarter, in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with GAAP, all in reasonable detail and certified as presenting fairly in accordance with GAAP the financial condition of the Parent and the Obligor as of the end of such period and the results of operations for such period by a senior officer of the Parent or the Obligor, as applicable, subject only to normal year-end accruals and audit adjustments and the absence of footnotes.

(c)                                  Annual/Quarterly Reports:  Concurrently with the delivery of the financial statements required pursuant to sub-clauses (a), (b), (f) and (g) of this clause, copies of all reports required to be filed with any Applicable Insurance Regulatory Authority in connection with the filing of such financial statements.

(d)                                 Management Letters:  Promptly upon receipt thereof, copies of any reports or management letters relating to the internal financial controls and procedures delivered to the Parent and the Obligor by any independent certified public accountant in connection with an examination of the financial statements of the Parent or the Obligor, as applicable.

(e)                                  Additional Information:  Such additional information as the Lender, may reasonably request concerning the Parent or the Obligor and for that purpose all pertinent books and other documents relating to its business, affairs and Properties, including Investments as shall from time to time be designated by the Lender.

(f)                                    Annual SAP Financial Statements:  As soon as available, and in any event within fifteen (15) days following the filing of such with the Applicable Insurance Regulatory Authority, copies of the (if required to be filed with a regulatory authority) SAP Financial Statements for the Obligor, in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with SAP, all in reasonable detail and certified as presenting fairly in accordance with SAP the financial condition of the

Obligor by a senior officer of the Obligor.  Such Annual SAP Financial Statements shall be accompanied by a summary of the applicable fiscal year prepared by the management of the Obligor.

(g)                                 Quarterly SAP Statements:  As soon as available, and in any event within sixty (60) days after the end of each quarterly fiscal period, copies of the unaudited SAP Financial Statements for such quarterly period of the Obligor setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with SAP, all in reasonable detail and certified as presenting fairly in accordance with SAP the financial condition of the Obligor, as applicable, as of the end of such period and results of operations for such period by a senior officer of the Obligor, as applicable, subject to normal year-end accruals and audit adjustments.

(h)                                 Quarterly Custodial Account Certificate:   The Obligor shall furnish to the Lender quarterly a Custodial Account Certificate substantially in the form of Exhibit D hereto.

5.1.3                        Maintenance of Adjusted Collateral Value:  The Obligor shall at all times maintain Collateral in the Custodial Account maintained in its name in an amount such that the Adjusted Collateral Value is not less than the sum of all amounts then outstanding with respect to the sum of the Letter of Credit Obligations and Reimbursement Obligations of the Obligor.  The Obligor agrees that if the Adjusted Collateral Value of the Collateral in the applicable Custodial Account is less than the sum of the Letter of Credit Obligations and the Reimbursement Obligations of the Obligor, the Lender may require the Obligor to pay to the Custodian the amount of any such deficiency, which amount shall be payable by no later than 3:00 p.m. (London time) (i) on the date of notice by the Lender, if such notice is received before 12:00 p.m. (London time) or (ii) on the Business Day immediately following the date of notice by the Lender, if such notice is received after 12:00 p.m. (London time), and which payment shall be deposited by the Custodian into the applicable Custodial Account in the form of cash or Investments.  At any time, other than after the occurrence and during the continuation of a Default or an Event of Default, the Obligor may substitute Collateral to the extent such substitution arises from normal trade activities within the Custodial Account in accordance with the provisions of clause 1 of the Security Agreement between the Obligor and the Lender.

6.                                       EVENTS OF DEFAULT AND REMEDIES

6.1                                 Events of Default Defined

With respect to the Obligor, each of the following is an “Event of Default:”

6.1.1                        failure by the Obligor to pay any amount payable by it hereunder on the date due;

6.1.2                        if the validity or enforceability of any Security Document to which the Obligor is a party shall be contested by any Person;

6.1.3                        if any representation or warranty made by or on behalf of the Obligor in this Agreement, in any other Fundamental Document or in any certificate, report or financial or other statement furnished to the Lender at any time under or in connection with this Agreement, any other Fundamental Document or any other such document or agreement shall have been untrue in any material respect when made or deemed to have been made;

6.1.4                        default by the Obligor in the observance or performance of its covenants set forth in (i) Clause 5; or (ii) default by the Obligor in the observance or performance of its obligation to maintain the value of the Custodial Account maintained in its name in accordance with clause 1 of the Security Agreement between it and the Lender;

6.1.5                        default by the Obligor in the observance or performance of any other covenant or agreement contained in this Agreement or any other Fundamental Document and the continuance thereof unremedied for 10 days after receipt by the Obligor of written notice of such default from the Lender;

6.1.6                        an order shall be made by a competent court or a resolution shall be passed for the winding up or dissolution or rehabilitation of the Parent or the Obligor save for the purposes of amalgamation, merger, consolidation, reorganization or other similar arrangement on terms approved by the Lender (not involving the insolvency of the Parent or the Obligor) and save that if any such order or resolution is sought in an involuntary proceeding against any such Person, such Person shall have thirty (30) days from the commencement of such proceeding to obtain an order staying, vacating or dismissing such proceedings, or a petition shall be presented to, or an order shall be made by a competent court for the appointment of, an administrator of the Parent or the Obligor and such petition or order shall not have been stayed, vacated or dismissed within thirty (30) days after the presentation of such petition or the making of such order;

6.1.7                        the Parent or the Obligor shall cease to carry on the whole or substantially the whole of its business, save for the purposes of amalgamation, merger, consolidation, reorganization or other similar arrangement (not involving or arising out of the insolvency of the Parent or the Obligor) which is permitted hereunder, or the Parent or the Obligor shall suspend payment of its debts generally or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent by any competent court in a voluntary or involuntary bankruptcy or insolvency proceeding and, in the case of an involuntary proceeding, such adjudication or finding is not stayed, vacated or dismissed for thirty (30) days, or shall enter into any composition or other similar arrangement with its creditors generally;

6.1.8                        a receiver, administrator, liquidator or other similar official shall be appointed in relation to the Parent or the Obligor or in relation to the whole or a substantial part of its assets or to the Collateral or a distress, execution or other process shall be levied or enforced upon or out against, or any encumbrancer shall take possession of, the whole or a substantial part of its assets or the Collateral and in any of the foregoing cases, such action or person shall not be discharged, dismissed, vacated, stayed or bonded within thirty (30) days;

6.1.9                        any seizure, vesting or intervention by or under authority of a government occurs, by which the Parent’s or the Obligor’s management is displaced or its authority in the conduct of its business is curtailed;

6.1.10                  default by the Parent or the Obligor in (i) any payment of principal of or interest of any Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, provided that the aggregate principal amount of all such Indebtedness which would then become due and payable would equal or exceed, in the case of the Parent or the Obligor, $15,000,000; or

6.1.11                  One or more judgments or decrees shall be entered against the Parent or the Obligor involving in the aggregate a liability (to the extent not paid or covered by insurance) of, in the case of the Parent or the Obligor, $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days after the entry thereof.

6.1.12                  The Net Worth of the Parent shall be less than $750,000,000 as of the end of any fiscal quarter.

6.2                                 Remedies

6.2.1                        Without limiting any other rights or remedies of Lender provided for elsewhere in this Agreement or any other Fundamental Document, or by applicable law, or in equity, or otherwise, (i) if any Event of Default shall occur and be continuing with respect to the Obligor, the Lender may, by notice to the Obligor, declare all amounts owing under this Agreement from the Obligor and any Letters of Credit

(whether or not such Letter of Credit Obligations be contingent or unmatured) issued at the request of the Obligor to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligor, and (ii) if any Event of Default shall occur and be continuing with respect to the Parent, the Lender may, by notice to the Obligor, declare all amounts owing under this Agreement from the Obligor and any Letters of Credit (whether or not such Letter of Credit Obligations be contingent or unmatured) issued at the request of the Obligor to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligor.  The Lender may immediately take any and all remedies with respect to the Collateral permitted by the Security Documents.

6.2.2                        Upon declaration as provided for above, the Obligor shall, as specified in written notice by the Lender, either (i) immediately deliver to the Lender, any amounts required to be paid in accordance with sub-clause 5.1.3 hereof (the “Letter of Credit Amount”), or (ii) with the consent of the Beneficiary or Beneficiaries thereof, cause any Letters of Credit to be cancelled forthwith in a manner satisfactory to the Lender.  In addition to providing the Letter of Credit Amount, the Obligor shall provide the Lender with any documentation as the Lender may from time to time request to perfect its rights in the Letter of Credit Amount, including, without limitation, pledge agreements and financing statements in form and substance satisfactory to the Lender.  The Lender shall hold the Letter of Credit Amount in its own name, for the exclusive purpose of applying such Letter of Credit Amount toward the immediate payment of amounts which are thereafter drawn under any Letter of Credit, and, to the extent of such payment, the Reimbursement Obligations shall be deemed to be satisfied.  Upon the expiry date of all Letters of Credit, any Letter of Credit Amount remaining after satisfaction of all Reimbursement Obligations shall be remitted to the order of the Obligor.  The Obligor shall remain liable for the relevant amount of any deficiency in respect of its Letter of Credit Obligations and Reimbursement Obligations.

6.2.3                        Upon the occurrence and during the continuation of any Default or Event of Default under this Agreement, no Letter of Credit shall be issued, renewed or extended under this Agreement without the consent of the Lender.

7.                                       MISCELLANEOUS

7.1                                 Amendments and Waivers

7.1.1                        No amendment or waiver of any provision of this Agreement or any other Fundamental Document nor consent to any departure by the Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Obligor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.2                                 Addresses for Notices

All notices and other communications provided for hereunder shall be in writing unless otherwise stated herein and shall be delivered by e-mail, fax, hand delivery, or recognized courier service that provides delivery within two Business Days:

if to the Obligor, at

Wessex House

45 Reid Street

Hamilton HM 12

Bermuda

Attn:  Controller

Telephone:  +1 (441) 278-9200

Facsimile:  +1 (441) 278-9230

E-mail:  janine.trench@archreinsurance.bm

With a copy to Arch Capital Services Inc. at

20 Horseneck Lane

Greenwich, Connecticut 06830

USA

Attn:  President

Telephone:  +1 (203) 862-4300

Facsimile:  +1 (203) 861-7240

E-mail:  lpetrillo@archcapservices.com

if to the Lender, at

54 Lombard Street

London EC3V 9EX

England

Attn:  Richard Askey/ Malcolm Heard/Jeremy Ritchie

Telephone:  +44 (0) 207 699 3124/3314 or switchboard +44 (0) 207 699 5000

Facsimile:  +44 (0) 207 699 2407

E-mail: Richard.G.Askey@barclayscorporate.com

Malcolm.Heard@barclayscorporate.com or Jeremy.Ritchie@barclayscorporate.com and shall be effective when delivered at the address specified in or pursuant to this Clause, or such other address notified to the other party in writing.

7.3                                 Successors and Assigns

This Agreement is a continuing obligation of the Obligor and shall, until the date on which all amounts due and owing hereunder are paid in full (i) be binding upon the Obligor, its successors and assigns, and (ii) inure to the benefit of and be enforceable by the Lender and its successors and assigns, provided, that any assignment of this Agreement or any part hereof by the Obligor shall be void.

7.4                                 Payment of Expenses and Taxes; Indemnities

7.4.1                        (i) The Obligor hereby agrees to pay or reimburse the Lender for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and attention to the execution of the Fundamental Documents, and of documents embodying or relating to amendments, waivers or consents with respect to any of the foregoing, including the reasonable fees and out-of-pocket costs and expenses of counsel to the Lender, (ii) the Obligor agrees to pay and to save the Lender from all registration, recording and filing fees and all liabilities with respect to, or resulting from, any delay by the Obligor in paying stamp and other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, any of the Fundamental Documents or any amendment, waiver or consent with respect thereto or the consummation of any of the transactions contemplated thereby, (iii) the Obligor agrees to pay or reimburse the Lender for all its out-of-pocket costs and expenses incurred in connection with the preparation and attention to the execution and issuance of Letters of Credit issued at the request of the Obligor and (iv) the Obligor agrees to pay or reimburse the Lender for all out-of-pocket costs and expenses incurred by it in connection with the enforcement or preservation of any rights against the Obligor under or in respect of this Agreement and the other Fundamental Documents (including the fees and expenses of lawyers retained by the Lender, including the allocated costs of internal counsel, and remuneration paid to agents and experts not in the full-time employ of the Lender for services rendered on behalf of the Lender) on a full indemnity basis.  All such amounts will be paid by the Obligor on demand.

7.4.2                        The Obligor agrees to indemnify the Lender, and its directors, officers, employees, agents and Affiliates from, and hold each of them harmless against, any and all claims, damages, losses, liabilities, costs and expenses (including without limitation, reasonable fees and disbursements of counsel) arising as a consequence of (i) any failure by the Obligor to pay the Lender, as required under this Agreement, punctually on the due date thereof, any amount payable by the Obligor to the Lender or (ii) the acceleration, in accordance with the terms of this Agreement, of the time of payment of any of the Reimbursement Obligations of the Obligor, except to the extent caused by the Lender’s negligence or wilful misconduct or breach of this Agreement.  Such losses, costs or expenses may include, without limitation, (i) any costs incurred by the Lender in carrying funds to cover any overdue principal, overdue interest, or any other overdue sums payable by the Obligor to the Lender or (ii) any losses incurred or sustained by the Lender in liquidating or reemploying funds acquired by the Lender from third parties.

7.4.3                        The Obligor agrees to indemnify the Lender, and its directors, officers, employees, agents and Affiliates from, and hold each of them harmless against, any and all claims, damages, liabilities, losses, costs and expenses (including without limitation, reasonable fees and disbursements of counsel) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) with respect to the Obligor relating to any transaction contemplated by this Agreement or any other Fundamental Document, any actions or omissions of the Obligor or any of the Obligor’s directors, officers, employees or agents in connection with this Agreement or any other Fundamental Document, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or wilful misconduct of the Person to be indemnified).

7.5                                 Right of Set-Off

The Obligor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Lender may otherwise have, the Lender shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final, and regardless of whether such balances are then due to the Obligor) held by it for the account of the Obligor at any of the Lender’s offices, in Dollars or in any other currency, against any amount payable by the Obligor under this Agreement or any Letter of Credit that is not paid when due, taking into account any applicable grace period, in which case it shall promptly notify the Obligor thereof, provided that the Lender’s failure to give such notice shall not affect the validity thereof.  In furtherance thereof, the Obligor hereby grants to the Lender, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property of the Obligor, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of Fleet National Bank and its successors and assigns or in transit to any of them.  At any time after the occurrence of an Event of Default, without demand or notice (any such notice being expressly waived by the Obligor), the Lender may setoff the same or any part thereof and apply the same to any liability or obligation of the Obligor even though unmatured and regardless of the adequacy of any other collateral securing the Obligor’s obligations hereunder.  ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGOR’S OBLIGATIONS HEREUNDER, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE OBLIGOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  At the

option of the Lender, if there is a separate revolving line of credit, line of credit, or other credit facility existing between the Lender and the Obligor, the Lender is irrevocably authorized to satisfy the Obligor’s reimbursement obligation to the Lender, in whole or in part, by making an advance under such facility.

7.6                                 Governing Law

This Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed in accordance with the laws of the State of New York without giving effect to the choice of law or conflicts of law principles thereof.

7.7                                 Consent to Jurisdiction

The Obligor hereby expressly submits to the non-exclusive jurisdiction of all federal and state courts sitting in the State of New York, and agrees that any process or notice of motion or other application to any of said courts or a judge thereof may be served upon the Obligor within or without such court’s jurisdiction by registered or certified mail, return receipt requested, or by personal service, at the Obligor’s address (or at such other address as the Obligor shall specify by a prior notice in writing to the Lender), provided reasonable time for appearance is allowed. The Obligor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue to any suit, action or proceeding arising out or relating to this Agreement brought in any federal or state courts sitting in the State of New York and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, the Lender may sue the Obligor in any jurisdiction where the Obligor or any of its assets may be found and may serve legal process upon the Obligor in any other manner permitted by law.

7.8                                 Waiver of Jury Trial.

THE OBLIGOR AND THE LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THIS AGREEMENT OR ENFORCEMENT OF THE FUNDAMENTAL DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE OBLIGOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY

DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE OBLIGOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT AND THE OTHER FUNDAMENTAL DOCUMENTS.

7.9                                 Interest

All agreements between the Lender and the Obligor are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Lender and the Obligor in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New Yorkt from time to time in effect.  If, under or from any circumstances whatsoever, fulfilment of any provision hereof or of any of the agreements executed herewith at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between the Obligor and the Lender.

7.10                           Table of Contents and Captions

The Table of Contents hereof and captions herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.11                           Integration

This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Letter of Credit and Reimbursement Agreement.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement.

7.12                           Counterparts

This Agreement may be executed in multiple counterparts each of which shall be an original and all of which when taken together shall constitute but one and the same Agreement.

Exhibit A

Form of Letters of Credit

Exhibit B

Form of Security Agreement

Exhibit C

Form of Standby Letter of Credit Application

Exhibit D

Form of Adjusted Collateral Value Certificate

To: Lender

Re: Account No. 0010525670

Dear Sir/Madam:

This Adjusted Collateral Value Certificate is provided pursuant to the Letter of Credit and Reimbursement Agreement (the “LOC Agreement”) dated as of November 25, 2003 between Arch Reinsurance Ltd. And Barclays Bank PLC. Unless otherwise defined herein, terms and expressions defined in the LOC Agreement have the same meaning when used herein.

The undersigned, hereby certifies that on                   , 20    , [quarterly] the Custodial Account contains the following Collateral:

Type of Collateral	Amount (US$)	Permitted Percentages (%)	Adjusted Collateral Value (US$)

1. U.S. Government Securities		90%

2. debt securities of corporate issuers which (x) are denominated in United States Dollars, (y) in the aggregate have an average weighted minimum rating of not less than AA- by S&P and Aa3 by Moody’s and (z) individually have a minimum rating of not less than BBB by S&P and Baa2 by Moody’s, provided, however, that, for the purposes of the foregoing 2., and no more than 10% of the aggregate Investments maintained in the Custodial Account established in the name of the Obligor may consist of debt securities of corporate issuers with a rating of A or lower by S&P and Aa3 by Moody’s

Please provide detailed calculation

		86.9%

3. cash deposits		100%

Sub-total A

Obligations: Letter of Credit Obligations Reimbursement Obligations

Sub-total B

Total of B - A

ARCH REINSURANCE LTD.

By:
Its

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers, as an instrument under seal, as of the date first above written.

ARCH REINSURANCE LTD.

By	/s/ Dwight Evans
Name: Dwight Evans
Title: President

BARCLAYS BANK PLC, as Lender

By:	/s/ Chris Lee
Name: Chris Lee
Title: Manager